UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              SCHEDULE 13G

                 Under the Securities Exchange Act of 1934



                            CELERITEK, INC.
-------------------------------------------------------------------
                            (Name of Issuer)

                              COMMON STOCK
--------------------------------------------------------------------
                    (Title of Class of Securities)

                               150926103
                   ----------------------------------
                             (CUSIP Number)

                           DECEMBER 31, 2000
---------------------------------------------------------------------
        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       1 of 4 Pages

CUSIP No.  150926103          Page 2 of 4 Pages
           ---------
                                     COMMON
------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Kahn Investment Management, LLC    58-2527819
------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
------------------------------------------------------------------------
 (3) SEC Use Only

------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       1,140,400
 Owned by                    -------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             -------------------------------------------
                              (7) Sole Dispositive Power
                                    1,140,400
                             -------------------------------------------
                              (8) Shared Dispositive Power
                                    0
------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    1,140,400
------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)        / / NOT APPLICABLE
------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                    9.6%
------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IA
------------------------------------------------------------------------

CUSIP No.  150926103 13G    Page 3 of 4 Pages

ITEM 1.

   (a)    Name of Issuer
          CELERITEK, INC.
          --------------------------------------------------------------
   (b)    Address of Issuer's Principal Executive Offices
          3236 SCOTT BLVD.
          SANTA CLARA, CA 95054
          --------------------------------------------------------------
ITEM 2.

    (a)   Name of Person Filing
          Kahn Investment Management, LLC
          --------------------------------------------------------------
    (b) Address of Principal Business Office or, if none, Residence 5506 Worsham Court, Windemere, FL 34786
          --------------------------------------------------------------
    (c)   Citizenship
          United States
          --------------------------------------------------------------
    (d)   Title of Class of Securities
             COMMON STOCK
          --------------------------------------------------------------
    (e)   CUSIP Number
             150926103
          --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an invest-ment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

CUSIP No.  150926103 13G    Page 3 of 4 Pages

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
                                     1,140,400
    --------------------------------------------------------------------

    (b) Percent of class:
                                      9.6%
    --------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                                     1,140,400
              ----------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                                        0
              ----------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                                     1,140,400
              ----------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                                        0
              ----------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 12eric34 five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The shares are held by Kahn Capital Partners, L.P., other private investment funds of which the reporting person is the investment manager and Brian Kahn individually.

CUSIP No.  150926103	13G	         Page 4 of 4 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


  					February 24, 2001
                                       ---------------------------------
                                             Date

                                       /s/ Brian R. Kahn
                                       ---------------------------------
                                             Signature

                                       Brian R. Kahn, Manager
                                       ---------------------------------
                                             Name/Title